GOLDEN TRIANGLE ROYALTY & OIL, INC.

             Notice of Annual Meeting of Stockholders
                     to be held May 18, 1996

Albuquerque, New Mexico
April 12, 1996

PLEASE TAKE NOTICE that the Annual Meeting of the Stockholders of Golden Triangle Royalty & Oil, Inc. will be held on May 18, 1996 at Hyatt Regency, 330 Tijeras N.W., Albuquerque, New Mexico 87102.
The meeting will convene at 2:00 p.m. (Mountain Time), for the purpose of considering and acting upon the following:

     (1)  the election of directors;
     (2) the ratification of the selection of Robert Early & Company, P.C. as independent accountants for fiscal year 1996;
     (3) the approval of a proposal to amend the Company's Articles of Incorporation to include preferred stock;
     (4) the approval of a proposal to amend the Company's Articles of Incorporation to change the name of the Company to Golden Triangle Industries, Inc.; and
     (5) the transaction of such other business as may properly come before the meeting.

The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 1, 1996 will be entitled to vote at the meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE TO ASSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE COMPANY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. YOUR VOTE IS IMPORTANT.

                                        Shawna Owens
                                        Secretary

                         PROXY STATEMENT

               GOLDEN TRIANGLE ROYALTY & OIL, INC.
                         P. O. Box 22010
                  Albuquerque, New Mexico 87154
                          (505) 856-5075

The following information is furnished to stockholders of Golden Triangle Royalty & Oil, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be used at the Annual Meeting of Stockholders to be held on May 18, 1996 (the "Meeting"), and at any adjournment thereof. All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all the directors named herein and in favor of each proposal set forth in the Notice of Meeting.

Any GTRO shareholder has the power to revoke his Proxy before its exercise at the Annual Meeting or any adjournment thereof by: (1) giving written notice of revocation to the Secretary of GTRO, Shawna Owens, P. O. Box 22010, Albuquerque, New Mexico 87154, prior to the Annual Meeting; (2) giving written notice of revocation to the Secretary at the Annual Meeting; or (3) signing and delivering a Proxy bearing a later date. However, the mere presence at the Annual Meeting of a shareholder who has executed and delivered a valid Proxy will not revoke such Proxy.

There are no dissenters' rights of appraisal. Neither the By-Laws nor corporate law of the Company's state of incorporation call for any dissenters' rights of appraisal.

This proxy statement will be transmitted to stockholders on or about April 12, 1996.


                              VOTING

The voting securities of the Company consist of shares of its common stock, $.001 par value (the "Common Stock"). Holders of record of the Common Stock at the close of business on April 1, 1996 will be entitled to vote at the Meeting. Each share of Common Stock entitles its owner to one vote, and cumulative voting is not allowed. The number of shares outstanding of the Common Stock at the close of business on April 1, 1996 was 3,845,386.

The holders of record of 45% of the outstanding shares of the Common Stock will constitute a quorum for the transaction of business at the Meeting, but if a quorum should not be present, the Meeting may adjourn from time to time until a quorum is obtained.

A majority of the shares represented and entitled to vote at the meeting are required for an affirmative vote. An abstain vote will be counted in determining a quorum, but will not be counted as a vote either for or against the issues.


                      ELECTION OF DIRECTORS

The Board of Directors of the Company (the "Board") presently consists of eight members. The directors of the Company are divided into three classes designated as Class I, Class II, and Class III. The term of office of the initial Class I directors expires at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors expires at the second succeeding annual meeting of stockholders, and the term of office of the initial Class III directors expires at the third succeeding annual meeting of stockholders. The initial Class I, Class II, and Class III directors are those directors elected at the June 14, 1991 annual meeting. At each annual meeting after the June 14, 1991 annual meeting, directors to replace those of a Class whose terms expire at such meeting shall be elected to hold office until the third succeeding annual meeting. If the number of directors is changed, the directorships shall be so apportioned among the classes as to make all classes as nearly equal in number
as possible. Currently serving as directors are:   Ivan Webb, Karen
Lee, Betty Polston, and David Polston as Class I directors; Effie Kamon and John Vuksich as Class II directors; and Howard Siegel and Kenneth Owens as Class III directors. Thys B. Johnson resigned as a Class I director, and Robert Kamon resigned as a Class III director during February 1996 to pursue other projects. The following table sets forth information concerning the persons currently serving as directors of the Company.
                                                      Date First
                                 Position With          Elected
      Name            Age         the Company         as Director

Kenneth Owens          58       Chairman of the            1994
                               Board and President
Ivan Webb              45        Chief Financial           1993
                                Officer and Director
Effie Kamon            71           Director               1979
Karen Lee              36           Director               1989
Betty Polston          62           Director               1995
David Polston          37           Director               1995
Howard B. Siegel       53           Director               1980
John M. Vuksich        44           Director               1995

Family relationships among the Company's officers and directors include: Kenneth Owens and Shawna Owens are father and daughter, and Betty Polston and David Polston are mother and son.

Kenneth Owens, Chairman of the Board and President, has expertise in various areas of business. Beginning in 1961 he performed in a supervisory capacity for several worldwide companies including Becktel and Brown & Root. He has been involved in a variety of projects including: (1) Alaskan oil and gas pipeline; (2) ICBM projects; and (3) underground nuclear testing in Nevada. He has also been active in real estate and agriculture, acquiring a major interest in ranch grazing land and cattle operations in Texas, Arizona, and New Mexico covering hundreds of thousands of acres.

At the present time, he is active in both agricultural ventures and oil and gas operations. He is also consultant for surrounding businesses in south Texas concerning the Railroad Commission of Texas and the Texas Natural Resource Conservation Commission. He incorporated Transcon Energy Corp. in Texas in 1988, and since that time he has incorporated several other companies and holds positions in these companies as President and/or CEO or Director.

Ivan Webb, Chief Financial Officer and Director, is a petroleum land man. He received his Bachelor of Business Administration degree in Management from Tarleton State University (branch of Texas A & M) in 1978. In July, 1992, the Company acquired Houston Oil & Energy, Inc. (HOE). Mr. Webb was an officer and director of HOE for 11 years. He was instrumental in the preparation of four oil and gas public stock offerings in 1972, 1974, 1976 and 1981, being employed by each of these companies to seek oil and gas production plus manage the office operations. Mr. Webb has negotiated the acquisition of more than 200 producing oil and gas wells within the United States.

In addition to the domestic acquisitions, Mr. Webb has been active in leasing foreign oil and gas concessions, mostly in Australia.
He has successfully leased over 12,000,000 acres in Queensland, Australia, and has negotiated lease terms with government officials for oil and gas exploration in Argentina, Guyana, and New Zealand. Over the past three years Mr. Webb has acted as an independent consultant and managed the drilling operations of sixteen oil and gas wells in central Texas, thirteen of which have been completed as producers.

Karen Lee, Director, graduated with high honors from Cisco Junior College. She administers the operation of the Company's offices in Springtown, Texas, is in charge of completing mailing programs, performs many tasks in connection with the Company's public relations and broker relations programs, does much of the research and writing for filing of Securities and Exchange Commission documents, and is the transfer agent for the Company. Ms. Lee has been employed by the Company for the past 16 years.

Betty Polston, Director, received two Masters degrees and worked as a business/education consultant before moving to South Texas. For the past six years she has been employed by OCR and Transcon, now subsidiaries of GTRO, and has been instrumental in the development of their facilities. She is the office manager, plus is responsible for establishing and keeping current all leases and permits for the entire South Texas operation, which includes OCR, Transcon and Jim Wells. She manages the base field radio and office phone on a 24 hour seven day a week basis, helps coordinate field operations, and handles inquiries from clients, Railroad Commission inspectors, lease holders, suppliers, SEC auditors etc.

David Polston, Director, has been in the oil and gas business for the past eight and one half years. He worked for companies such as Schlumberger and Trans Texas before starting up his own company, Texas Hydro Services, in 1990. He is an auto and diesel mechanic, helicopter engine mechanic, certified welder, and has six years of college education. He attained the rank of Sergeant while serving in the U.S. Marines and received numerous meritorious awards. For the past six years he has been employed by OCR and Transcon, now subsidiaries of GTRO, managing all of their field operations and helping to acquire all new lease agreements and permissions for all operations in the South Texas area.

Howard B. Siegel, Director, received his Bachelor of Business Administration Degree from the University of Oklahoma in 1966. He received a Doctor of Jurisprudence Degree from St. Mary's University School of Law in 1969. Mr. Siegel was formerly an attorney for Superior Oil Company, a major oil and gas concern located in Houston. He previously served as Vice President, General Counsel, and a member of the Board of Directors of Tenneco Inc. Federal Credit Union. From August 1989 until January, 1991 he was employed with Hurt, Richardson, Garner, Todd & Cadenhead in Atlanta,
Georgia. Mr. Siegel is currently employed as an attorney with Eikenburg & Stiles in Houston, Texas. Mr. Siegel has served in an advisory capacity to the Board of Directors of the Company since March 25, 1980.

John M. Vuksich, Director, received a B.S. degree from the U. S. Military Academy at West Point, a M.S. degree from Stanford University, and another M.S. degree from the Naval War College. From 1987 to 1991 he was the System Element Manager/Operations Research Analyst for the Strategic Defense Initiative Organization in Washington, D. C. From August 1991 to July 1993 he was the Senior Cost Analyst for the Office of the Assistant Secretary of Defense where he conducted independent assessments for the Under Secretary of Defense for Acquisition of selected defense programs, and assessed all elements of the Strategic Defense Initiative. From July 1993 to present Mr. Vuksich has served as the Science Advisor to the Governor of New Mexico.


          VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The terms of Effie Kamon and John Vuksich, Class II directors, will expire at this annual meeting. Effie Kamon was not nominated for re-election by the Nominating Committee. Therefore, the Board proposes to change David Polston from Class I director to Class II director to make the directorships in each class as equal in number as possible. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE TWO DIRECTORS TO BE ELECTED as directors to hold office until the third succeeding annual meeting after this annual meeting, as explained under "Election of Directors".

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the election of directors.


                   BOARD AND COMMITTEE MEETINGS

During the fiscal year ended December 31, 1995, the Board held 11 meetings either by actual meeting or telephone conference. All directors participated in at least 75% of the meetings.

The Board maintains a standing Audit Committee, Compensation Committee and Nominating Committee. Kenneth Owens, David Polston, and Betty Polston are the sole members of the Nominating Committee. Kenneth Owens, Howard Siegel, and Shawna Owens are the sole members of the Compensation Committee. Ivan Webb, John Vuksich, and Shawna Owens are the sole members of the Audit Committee.

The functions of the Audit Committee are to approve the selection of the Company's accountants and to monitor the process by which the Company's financial records are maintained. The primary function of the Compensation Committee is to recommend to the Board the compensation to be paid to the Company's officers and employees.
The primary function of the Nominating Committee is to select nominees for director. Presently the Board of Directors is filled, but in the event a new director is needed, the Nominating Committee would consider nominees recommended by security holders (see Stockholder Proposals page 14). These committees met twice during the year with all members of the committees attending each meeting.


                            MANAGEMENT

All of the Company's officers are executive officers who serve, unless otherwise specified by the Board, for a term of one year or until their successors are elected or appointed and qualified. The table below sets forth certain information with respect to the executive officers of the Company.
                                                      Date First
                                  Position With          Elected
Name                      Age     the Company         as Director

Kenneth Owens*            58     Chairman of the          1994
                                 Board and President
Ivan Webb*                45     Chief Financial          1993
                                 Officer and Director
Shawna Owens              23     Secretary/Treasurer      1995

*See "Election of Directors" for biographical information.

Shawna Owens, Secretary/Treasurer, attended Texas A&M University and has experience in management, accounting and public relations with different law firms. Ms. Owens worked in Washington, D. C.
for Senator Pete Dominici of New Mexico and also worked with the Sergeant of Arms for the U. S. Senate Chambers. She is in charge of bookkeeping and was instrumental in automating GTRO's accounting. Ms. Owens also performs public relations duties for the Company.
She has been employed by the Company since August, 1995.


                           COMPENSATION

Officer Compensation

The following table sets forth certain information as to each of the Company's executive officers for the past three fiscal years.

                                                     Restricted
                                          Cash         Stock
   Name and                           Compensation   Compensation
 Principal Position        Year           ($)            ($)

Kenneth Owens              1993           -0-
Chairman and President     1994           -0-
                           1995           -0-

Ivan Webb                  1993          31,738
Chief Financial            1994          33,365
 Officer                   1995          38,926

Shawna Owens               1993           -0-
Secretary/Treasurer        1994           -0-
                           1995           5,500

Robert Kamon               1993           -0-           48,000**
President*                 1994           -0-             -0-
                           1995          12,000***        -0-

Karen Lee                  1993          22,895
Vice President*            1994          20,138
                           1995          21,710

Effie Kamon                1993           -0-
Secretary*                 1994           1,800
                           1995           -0-

Joetta Schuman             1993           8,541
Treasurer*                 1994          10,886
                           1995          11,175

 *These officers were only officers for a portion of 1995.  Karen
Lee and Joetta Schuman, although not officers for the entire year, continue to be employed by GTRO, so their salary for the entire year is shown.

 **On June 21, 1991, the Board of Directors approved a resolution to pay Robert Kamon, President, a salary of $48,000 per year with payment on a quarterly basis, and subject to shareholder approval could issue restricted letter stock at 30% of the bid price in lieu of cash. Restricted stock must be held for a period of at least two (2) years before it can be sold on the market pursuant to SEC Rule 144. At the July, 1992 annual meeting shareholders approved the option of issuing restricted letter stock rather than cash for the salary. For the fiscal year 1993, $48,000 was accrued to pay Mr. Kamon's salary, and the Board chose to pay restricted letter stock, so Mr. Kamon received 133,334 (53,334 after adjustment for reverse split) shares of stock for his salary for 1993. Mr. Kamon volunteered to forego his salary for 1994.

***Mr. Kamon received $12,000 for his salary for the first quarter of 1995 based on the following - GTRO sold its interests in various printing equipment to Robert Kamon for $35,000, with a $12,000 credit toward his salary, and the remaining amount paid in restricted letter stock (see "Certain Transactions").

Director Compensation

For the year 1993, the Board of Directors approved a $4,000 fee for services rendered in their capacities as directors. The majority of the Board voted to take the fees due them in restricted letter stock to avoid drawing cash from the Company. The 1993 fee was based on the bid price of the stock on January 4, 1993. In 1994 each director, with the exception of Robert Kamon who volunteered to forego his fee, received $2,000 cash for services rendered in their capacities as directors; no stock was issued for directors' fees. In 1995, the Board approved a $1,500 fee for each director to be paid as cash or 500 shares of stock. Subsequent to the year end, the fee was paid in cash to six directors, and in stock to four directors.

Compensation Committee Report

The Board of Directors delegates responsibility for executive compensation to the Compensation Committee which is comprised of three of the directors on the Board. This committee reviews the salaries of each of the officers of the Company, as well as sets the directors' fees for the year. The committee recommended to the Board that all salaries remain at the same level for all officers during 1995.

The Compensation Committee did not recommend incentive packages to the Board for the officers and employees of the Company in 1995. The Committee did recommend changing directors' fees to be based on net income of the Company, beginning with a $1,500 fee per director for 1995, and after net income exceeds $1,500,000, doubling the fee each year that an increase of at least $500,000 occurs in net income.

Performance Comparison - Set forth below is a table comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the NASDAQ Stock Market and the NASDAQ Non-Financial Stocks. The table assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1990. GTRO's numbers reflect a 5% stock dividend which was paid in 1990, a 1-for-20 reverse stock split in 1993, and a 1-for-2.5 reverse stock split in 1995.

        Comparison of Five-Year Cumulative Total Return
12-31            1990    1991    1992    1993    1994    1995

GTRO Stock      100.00  100.00   59.92   40.01   34.06   41.61
NASDAQ Stock    100.00  160.63  186.94  214.60  209.77  296.43
Non-Financial
Stocks          100.00  161.07  176.19  203.44  194.97  268.07


                       CERTAIN TRANSACTIONS

During the year several transactions with related parties occurred. The Company purchased the remaining one-half interest in Jim Wells Salt Water Disposal from directors of the Company for 16,000 shares of GTRO restricted common stock; this transaction was valued at $20,000. In addition the Company purchased County Line Disposal Plant and a piece of equipment from directors with the agreement to issue 99,600 shares of restricted stock for the purchase. This transaction was valued at $175,321. In addition, the Company purchased ranch land in New Mexico from Kenneth Owens, President. Mr. Owens had acquired this property for cash and notes payable and sold it to GTRO at cost.

During 1994, the Company loaned $65,000 to certain officers and directors. To date, no payments have been made on this loan, but management believes the loan is valid and collectible.

Demands for cash during 1995 to purchase the tire shredder and complete the purchase of a ranch in New Mexico were met by directors of the Company making short-term loans to GTRO in the amount of $181,000. These loans were repaid, with interest, before the end of the year.

During 1995 Robert Kamon, former President and Director of GTRO, purchased GTRO's printing equipment for $35,000, with a credit of $12,000 toward salary owed to him, and the remaining amount paid for with 28,308 shares of GTRO stock at 13/16ths transferred from Robert Kamon to GTRO.

Several of the officers and directors of the Company have invested in the oil and gas business, either directly or through entities in which they have an interest. Certain of these interests could directly compete with the interests of the Company. For example, Kenneth Owens, Chairman of the Board of GTRO, is an officer and director and the owner of companies which could directly compete with GTRO's subsidiaries, OCR and Transcon, in the salt water disposal business. During 1994 GTRO purchased various working interests from parties with whom Ivan Webb, Director, was associated, which could have been considered a possible conflict of interest. Although the Company is not aware of any present conflicts of interest, such present or future activities on the part of the officers and directors could directly compete with the interests of the Company.
If the Company should enter into future transactions with its officers, directors or other related parties, the terms of any such transaction will be as favorable to the Company as those which could be obtained from an unrelated party in an arm's-length transaction.


                      PRINCIPAL STOCKHOLDERS

The table on the following page sets forth certain information regarding the Company's common stock as of April 1, 1996 with respect to (1) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors, and (iii) all directors and officers of the Company as a group. The title of class is common stock, $.001 par value.


                                       # of Shares
        Name and                      Beneficially       Percent of
    Address of Stockholder               Owned             Class

  Effie Kamon                               -0-            00.00%
  P. O. Box 1629
  Cisco, Texas 76437

  Karen Lee                                4,656           00.12%
  104 Oak Street
  Springtown, Texas 76082

  Kenneth Owens                        1,263,303           32.85%
  P. O. Box 1042
  Magdalena, New Mexico 87825

  Shawna Owens                             2,000           00.05%
  P. O. Box 22010
  Albuquerque, New Mexico 87154

  Betty Polston                          275,348           07.16%
  P. O. Box 470
  Zapata, Texas 78076

  David Polston                          274,708           07.14%
  P. O. Box 470
  Zapata, Texas 78076

  Howard B. Siegel                         1,225           00.03%
  1021 Main Street, Ste. 1100
  Houston, Texas 77002

  John Vuksich                            10,500           00.27%
  3214 Plumb St.
  Houston, Texas 77005

  Ivan Webb                                5,300           00.14%
  P. O. Box 31
  Cisco, Texas 76437

  All directors and officers as a      1,836,540           47.76%
    group (9 persons)

  Ken Kamon                              263,840           06.86%
  P. O. Box 10589
  Midland, Texas 79072


Note: The stockholders identified in the table above have sole voting and investment power with respect to the shares beneficially owned by them.

Changes in Control

No changes in control occurred during 1995. As previously reported, a change in control of the Company occurred December 27, 1994 when 4,148,148 (1,659,260 after adjustment for reverse split) shares of GTRO restricted stock were issued to the shareholders of Transcon Energy Corp. ("Transcon") in order for GTRO to acquire that company. GTRO now owns 100% of Transcon.

This block of stock represented approximately 43% of the shares outstanding after its issuance and effectively transferred control of the Company to these shareholders. With this stock, plus stock already owned, the percentage of voting securities of the Registrant now beneficially owned by the persons who acquired control is 47.15%, with the primary holder being Kenneth Owens with 32.85% of the stock. Mr. Owens has sole voting and investment power on this 32.85% of the stock. Before the issuance of these shares no one person had voting control of the Company. GTRO agreed to allow the new controlling shareholder to appoint two people of his choice to the Board of Directors.


    PROPOSAL TO RATIFY THE ELECTION OF INDEPENDENT ACCOUNTANTS

Background and Description

Pursuant to the recommendations of the Audit Committee, the Board has selected Robert Early & Company, P.C. to audit the accounts of the Company and its subsidiaries for 1996. Such firm has served as the Company's independent accountants for the past thirteen (13) years. A representative of Robert Early & Company, P.C. is expected to be present at the Meeting. He will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

In addition to its audit services in 1995, Robert Early & Company, P.C. prepared the Company's 1995 federal income tax returns; its fees for this non-audit function amounted to less than 5% of its fees for audit services. Management believes that the performance of these non-audit functions does not affect the independence of Robert Early & Company, P.C.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative votes of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the ratification of the selection of accountants. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.


         PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                    TO INCLUDE PREFERRED STOCK

Currently the Company has only one class of stock - common stock with a par value of $0.001 per share. The Board of Directors recommends the addition of preferred stock to Article III of the

Articles of Incorporation. The following defines the use of preferred stock.

Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is 1,000,000 shares which Preferred Stock shall have a par value of $0.10 per share. The Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors (the "Board") of the Corporation, each such series to be distinctly titled and to consist of the number of shares designated by the Board. All shares of any one series of Preferred Stock as designated by the Board shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any, shall accrue or be cumulative, or both. The designations, preferences, qualifications, limitations, restrictions, and other optional, special, participating or relative rights, if any, of the Preferred Stock and each series thereof, which may be designated by the Board, including but without limiting the generality of the foregoing, shall include the following:

  1. The voting rights and powers, if any, of such Preferred Stock and each series thereof;

  2. The rates and times at which, and the terms and conditions on which, dividends, if any, on each series of Preferred
     Stock will be paid, and any dividend preferences or rights of cumulation;

  3. The rights, if any, of holders of Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes or series of classes, of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustments of conversion or exchange prices or rates in such events as the Board shall determine;

  4. The redemption rights, if any, of the Corporation and the holders of the Preferred Stock and each series thereof and the times at which, and the terms and conditions on which, Preferred Stock, and each series thereof, may be redeemed;

  5. The rights and preferences, if any, of the holders of Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

  6. A stated value per share for dividend or conversion purposes.


The purpose of adding preferred stock to the Articles of Incorpor-ation is to broaden the ability of the Company to use an alternate method of funding projects and raising working capital. There are no plans at this time to issue preferred shares for raising working capital.

Following is the proposed amendment to Article III of the Company's Articles of Incorporation. The first paragraph of Article III will be deleted and replaced with the following paragraph:

                           ARTICLE III

  "The authorized capital stock of the corporation is 100,000,000 shares of common stock $0.001 par value, and 1,000,000 shares of preferred stock, $0.10 par value. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation."


VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL TO
AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCLUDE PREFERRED
STOCK.


         PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                TO CHANGE THE NAME OF THE COMPANY

Due to the fact that the Company has diversified into several new areas of business during the last two years, and its primary source of revenues is no longer from oil and gas production, the Board recommends a change in the name of the Company from Golden Triangle Royalty & Oil, Inc. to Golden Triangle Industries, Inc. The Board feels that this new name better reflects the Company's new direction.

The following is the proposed amendment to Article I of the Company's Articles of Incorporation:

                            ARTICLE I

  The corporate name of the corporation shall be:

                 Golden Triangle Industries, Inc.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of the majority of the issued and outstanding shares of Common Stock is necessary for the adoption of this proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO
AMEND THE COMPANY'S ARTICLES OF INCORPORATION FOR THE NAME CHANGE.


                          OTHER MATTERS

The Board knows of no other matters to be brought before the Meeting. However, if other matters calling for stockholder action should properly come before the Meeting, it is the intention of each person named in the proxy to vote thereon in accordance with his or her best judgement.


                        PROXY SOLICITATION

THE ENCLOSED PROXY FORM IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY.

The entire cost of preparing, assembling, printing, and mailing the proxy form and proxy materials used in the solicitation of proxies will be paid by the Company. The Company will request banks, brokers and other fiduciaries to send the Company's proxy materials to their principals, and the Company will reimburse said fiduciaries for their mailing and related expenses. In addition to the use of the mails, solicitation may be made by officers, directors and regular employees of the Company by telephone, facsimile and personal interview. The Company does not expect to pay any compensation to such persons, other than their regular compensation, for their services in soliciting proxies.


                   ANNUAL REPORT AND FORM 10-K

The 1995 Annual Report to the Stockholders of the Company is enclosed together with this proxy statement.

This report includes the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for the Company's fiscal year ended December 31, 1995. The Company will provide additional copies of the Form 10-K without charge. Such requests should be directed to Golden Triangle Royalty & Oil, Inc., P. O. Box 22010, Albuquerque, New Mexico 87154.


                      STOCKHOLDER PROPOSALS

Any interested stockholder may submit a proposal concerning the Company to be considered by the Board for inclusion in the proxy statement and form of proxy relating to next year's Annual Meeting of Stockholders. In order for any proposal to be so considered, the proposal must be in writing and received by the Company on or before January 15, 1997. Stockholder proposals should be submitted to Golden Triangle Royalty & Oil, Inc., P. O. Box 22010, Albuquerque, New Mexico 87154.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              Shawna Owens
                              Secretary
                              Albuquerque, New Mexico

                              PROXY
               GOLDEN TRIANGLE ROYALTY & OIL, INC.
                     (A Colorado Corporation)
                         P. O. Box 22010
                  Albuquerque, New Mexico 87154

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GOLDEN
TRIANGLE ROYALTY & OIL, INC.

The undersigned hereby appoints Kenneth Owens, Ivan Webb, Karen
Lee, Betty Polston, David Polston, Howard Siegel and John Vuksich, or any of them (with full power to act alone and to designate substitutes), proxies of the undersigned, with authority to vote and act with respect to all shares of the common stock of Golden Triangle Royalty & Oil, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 18, 1996 at 2:00 p.m. (Mountain Time) and at any adjournment thereof, upon the matters noted below and upon any other matters that may properly come before the Meeting or any adjournment thereof. Said proxies are directed to vote as checked below upon the following matters, and otherwise in their discretion. An abstain vote will be counted in determining a quorum, but will not be counted as a vote either for or against the issues.

(1) To elect as Class II directors the following nominees: John
    Vuksich and David Polston

    [ ]  FOR all of the foregoing nominees
    [ ]  WITHHOLD AUTHORITY to vote for all of the foregoing nominees
    [ ]  ABSTAIN

    Note: to withhold authority for an individual nominee, strike a
 	  line through that nominee's name. Unless authority to vote for all of the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for each nominee whose
 	  name is not struck.

(2) To ratify the selection of Robert Early & Company, P.C. as the independent auditor for 1996.

             VOTE FOR    VOTE AGAINST     ABSTAIN
               [ ]           [ ]            [ ]

(3) To approve the proposal to amend the Company's Articles of Incorporation to include preferred stock.

             VOTE FOR    VOTE AGAINST     ABSTAIN
               [ ]           [ ]            [ ]

(4) To approve the proposal to amend the Company's Articles of Incorporation to change the Company's name to Golden Triangle
    Industries, Inc.

             VOTE FOR    VOTE AGAINST     ABSTAIN
               [ ]           [ ]            [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). In the absence of specific directions, this Proxy will be voted for the election of the directors named, for the ratification of the selection of independent accountants, for the amendment to the Articles to include preferred stock, and for the amendment to the Articles for the name change. If any other business is transacted at the Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. The Board of Directors recommends a vote FOR each of the listed propositions. This Proxy may be revoked prior to its exercise.

Note: Please sign exactly as name(s) appear on the stock certificate. An attorney, executor, administrator, trustee or guardian or other fiduciary should sign as such. ALL JOINT OWNERS MUST SIGN.



Dated:
                                  Signature of Stockholder(s)



                                  Signature of Stockholder(s)